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J.P. Morgan Fund Distributors, Inc.
3435 Stelzer Road
Columbus, OH 43219

November 15, 2001

VIA EDGAR

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: J.P. Morgan Institutional Funds (File Nos. 33-54642 and 811-7342); Amendment to Registration Statement on Form N-1A on behalf of the International Value Fund


Ladies and Gentlemen:

     As principal underwriter of the proposed public offering of securities of the above-referenced investment company (the "Trust"), we hereby join the Trust in requesting that the effective date for the Trust's Registration Statement be accelerated so that it will become effective on Monday, December 17, 2001 at 9:00 a.m., New York time, or as soon thereafter as may be practicable.


Very truly yours,

/s/ Charles L. Booth
--------------------------
Charles L. Booth
Vice President and Assistant Compliance Officer